GUIDESTONE FUNDS

AMENDED AND RESTATED

BY-LAWS

February 27, 2026

ARTICLE V	7
SHARES OF BENEFICIAL INTEREST	7
Section 1. No Share Certificates	7
Section 2. Transfer of Shares	7

ARTICLE VI	7
AMENDMENTS	7
Section 1. By the Directors	7
Section 2. By the Shareholders	7

ARTICLE VII	8
MISCELLANEOUS	8
Section 1. Severability	8
Section 2. Headings	8

AMENDED AND RESTATED

BY-LAWS OF

GUIDESTONE FUNDS

These Amended and Restated By-laws of GuideStone Funds (the “Trust”), a Delaware statutory trust, are subject to the Amended and Restated Trust Instrument of the Trust dated as of August 1, 2023, as from time to time amended, supplemented or restated (the “Trust Instrument”). Capitalized terms used herein and not herein defined have the same meanings as in the Trust Instrument. In the event of any inconsistency between the terms hereof and the terms of the Trust Instrument, the terms of the Trust Instrument control.

ARTICLE I

PRINCIPAL OFFICE AND SEAL

Section 1. Principal Office. The principal office of the Trust shall be located in the County of Dallas, Texas.

Section 2. Seal. The Directors may adopt a seal for the Trust in such form and with such inscription as the Directors determine. The seal may be used by causing it or a facsimile to be impressed or affixed or printed or otherwise reproduced. Any Director or officer of the Trust shall have authority to affix the seal to any document.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Regular Meetings. Regular meetings of the Board of Directors shall be at such time and place as shall be fixed by the Directors. Such regular meetings may be held without notice.

Section 2. Special Meetings. Special meetings of the Board of Directors (or any committee) for any purpose(s) shall be held whenever and wherever ordered by the Chairman of the Board (or committee) or the President.

Section 3. Meetings by Telephone or Videoconference. Subject to any applicable requirements of federal law, including the 1940 Act, any meeting, regular or special, of the Board of Directors (or any committee) may be held by conference telephone, videoconference or similar communications equipment, by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 4. Notice. Subject to any applicable requirements of federal law, including the 1940 Act, and except as otherwise provided, notice of any regular meetings need not be given. Notice of special meetings shall be given by the Chairman of the Board (or committee) or the President, by telephone, cable, wireless, facsimile, e-mail or other electronic mechanism to each Director at the address designated by the Director, or personally delivered to the Director at least one (1) day before the meeting. Notwithstanding the foregoing, notice may be given by any such electronic mechanism or by personal delivery at any time before the meeting, provided that: (a) the Chairman or President calling the meeting shall have made a good faith determination that the subject of the meeting is sufficiently urgent to require expedited notice; (b) such determination shall be ratified by the unanimous vote of the Directors participating in the meeting; and (c) each Director is afforded the opportunity to participate in such meeting by conference telephone or similar communications equipment as provided in Section 3 above. A notice need not specify the purpose of any meeting, except when required by federal law, including the 1940 Act.

Section 5. Waiver of Notice. No notice of any meeting need be given to any Director who attends such meeting in person or to any Director who waives notice of such meeting in writing (which waiver shall be filed with the records of such meeting), whether before or after the time of the meeting. Any written waiver may be provided and delivered to the Trust by mail, overnight courier, telegram, facsimile, telex, telecopier, electronic mail or other electronic means.

Section 6. Quorum and Voting. At all meetings of the Board of Directors the presence of the lesser of (a) three (3) Directors, or (b) a majority of the number of Directors then in office (without regard to any vacancies) shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Directors present may adjourn the meeting, from time to time, until a quorum shall be present. The action of a majority of the Directors present at a meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion is required for such action by Trust Instrument or federal law, including the 1940 Act.

Section 7. Action Without a Meeting. Except as otherwise provided under federal law, including the 1940 Act, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if written consents thereto are signed by a majority of the Directors. Except as otherwise provided under federal law, including the 1940 Act, any such written consent may be given by telegram, facsimile, telex, telecopier, electronic mail or similar electronic means. Copies of such written consents shall be filed with the minutes of the proceedings of the Board of Directors. Such consents shall be treated for all purposes as a vote taken at a meeting of the Directors. If any action is so taken by the Directors by the written consent of less than all of the Directors, prompt notice of the taking of such action shall be furnished to each Director who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

Section 8. Committees. The Board of Directors may designate one or more committees of the Directors. The Directors shall determine the number of members of each committee and its powers and shall appoint its members. Each such committee shall have such powers and perform such duties as may be assigned to it from time to time by the Board of Directors, but shall not exercise any power that under federal law, including the 1940 Act, may lawfully be exercised only by the Board of Directors. In the absence of a resolution of the Board of Directors, any committee may adopt such rules and regulations governing its proceedings, quorum and manner of acting as it shall deem proper and desirable. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member.

Section 9. Powers and Duties of the Chairman. The Directors shall appoint from among their number a Chairman of the Board. When present he or she may preside at the meetings of the Directors. He or she may call meetings of the Directors and of any committee thereof whenever he or she deems it necessary. The Directors may also appoint a Vice Chairman of the Board.

Section 10. Mandatory Retirement Age. A Director must retire at the end of the year in which the Director attains eighty (80) years of age.

ARTICLE III

OFFICERS

Section 1. General. The officers of the Trust shall consist of a President, one or more Vice Presidents, a Treasurer and a Secretary, and may include one or more Assistant Treasurers or Assistant Secretaries and such other officers as the Directors may determine.

Section 2. Election, Term of Office and Qualifications. The Directors shall elect the officers of the Trust annually. Each officer elected by the Directors shall hold office until the Director’s successor shall have been elected and qualified or until his or her earlier death, inability to serve, removal or resignation. Any person may hold one or more offices of the Trust except that the President and the Secretary may not be the same individual. A person who holds more than one office may not act in more than one capacity to execute, acknowledge or verify an instrument required by law to be executed, acknowledged or verified by more than one officer.

Section 3. Vacancies and Newly Created Offices. Whenever an officer vacancy shall occur or if any new officer position is created, the Directors may fill such vacancy or new officer position.

Section 4. Removal and Resignation. Officers serve at the pleasure of the Directors and may be removed at any time with or without cause. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign from office at any time by delivering a written resignation to the Directors, Chairman or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 5. Compensation of Officers. Each officer may receive reimbursement for reasonable expenses. No further compensation shall be paid to any officer by the Trust.

ARTICLE IV

MEETINGS OF SHAREHOLDERS

Section 1. No Annual Meetings. There shall be no annual Shareholders’ meetings, unless required by law.

Section 2. Special Meetings. The Secretary shall call a special meeting of Shareholders whenever ordered by the Directors. If the Secretary fails for more than thirty (30) days to call a special meeting when required to do so, the Directors requesting such a meeting may, in the name of the Secretary, call the meeting by giving the required notice. A special meeting of Shareholders shall be held at such time and place, including meetings by telephone or other remote communications technology, as is determined by the Directors and stated in the notice of that meeting.

Section 3. Notice of Meetings; Waiver. The Secretary shall call a special meeting of Shareholders by giving written notice of the place, date, time and purposes of that meeting at least five (5) days before the date of such meeting. The Secretary may deliver electronically, in person or by mail, postage prepaid, the written notice of any meeting to each Shareholder entitled to vote at such meeting. If mailed, notice shall be deemed to be given when deposited in the United States mail directed to the Shareholder at the Shareholder’s address as it appears on the records of the Trust. A special meeting may be held without notice if all Shareholders entitled to vote at such meeting execute a written waiver of such notice.

Section 4. Adjourned Meetings. A Shareholders’ meeting may be adjourned one or more times for any reason, including the failure of a quorum to attend the meeting. No notice of adjournment of a meeting to another time or place need be given to Shareholders if such time and place are announced at the meeting at which the adjournment is taken or reasonable notice is given to persons present at the meeting, and if the adjourned meeting is held within a reasonable time after the date set for the original meeting. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting. If after the adjournment a new record date is fixed for the adjourned meeting, the Secretary shall give notice of the adjourned meeting to Shareholders of record entitled to vote at such meeting. Any irregularities in the notice of any meeting or the nonreceipt of any such notice by any of the Shareholders shall not invalidate any action otherwise properly taken at any such meeting.

Section 5. Record Date. The Directors may fix in advance a date no more than sixty (60) and no less than ten (10) days before the date of any Shareholders’ meeting as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting. The Shareholders of record entitled to vote at a Shareholders’ meeting shall be deemed the Shareholders of record at any meeting reconvened after one or more adjournments, unless the Directors have fixed a new record date. If the Shareholders’ meeting is adjourned for more than sixty (60) days after the original date, the Directors shall establish a new record date.

Section 6. Nominations by Shareholders. Upon the written request of the holder(s) of a majority of the Outstanding Shares of the Trust, the Secretary shall present to any special meeting of Shareholders such nominees for election as Director as are specified in the written request.

ARTICLE V

SHARES OF BENEFICIAL INTEREST

Section 1. No Share Certificates. Neither the Trust nor any Series or Class shall issue certificates certifying the ownership of Shares, unless the Directors may otherwise specifically authorize such certificates.

Section 2. Transfer of Shares. Shares shall be transferable only by a transfer recorded on the books of the Trust by the Shareholder of record by Shareholder of record’s duly authorized attorney or legal representative satisfying the terms and conditions that may be imposed by the Trust or its transfer agent from time to time.

ARTICLE VI

AMENDMENTS

Section 1. By the Directors. These By-laws may be amended by the Directors of the Trust, and no Shareholder vote shall be required for any such amendment; provided, however, that notice of any such amendment by the Directors shall promptly be given to the holder(s) of a majority of the outstanding voting shares of the Trust.

Section 2. By the Shareholders. These By-laws may also be amended by the affirmative vote of the holder(s) of a majority of the Outstanding Shares, and no Director vote shall be required for any such amendment; provided, however that notice of any such amendment by the Shareholders shall promptly be given to the Directors.

ARTICLE VII

MISCELLANEOUS

Section 1. Severability. The provisions of these By-laws are severable. If the Directors determine, with the advice of counsel, that any provision hereof conflicts with the 1940 Act, the regulated investment company provisions of the Internal Revenue Code of 1986, as amended, or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of these By-laws; provided, however, that such determination shall not affect any of the remaining provisions of these By-laws or render invalid or improper any action taken or omitted prior to such determination. If any provision hereof shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision only in such jurisdiction and shall not affect any other provision of these By-laws.

Section 2. Headings. Headings are placed in these By-laws for convenience of reference only and in case of any conflict, the text of these By-laws rather than the headings shall control.